Exhibit 99.1

Western Union sees significant improvement in Consumer-to-Consumer transaction trends in May, including record level of digital transactions

DENVER, June 2,  2020: The Western Union Company (NYSE: WU), a global leader in cross-border, cross-currency money movement and payments, today provided an update on the Company’s transaction trends for its Consumer-to-Consumer (C2C) business for the month of May 2020 in response to the evolving business environment amid the COVID-19 pandemic.

In addition, Western Union CFO, Raj Agrawal, will offer commentary today on the Company’s business in a presentation at Bank of America’s Global Technology Conference.

As previously disclosed, in the latter part of the first quarter the Company began to see substantial declines in transactions for its C2C business arising from the COVID-19 pandemic, with declines of approximately 30% in late March and early April. In mid-April, the rate of decline in transactions began to improve led by the retail channel and bolstered by a  significant acceleration in digital growth. Improvement in both retail and digital transaction trends continued through the month of May, with digital transaction growth for the month of May the highest in a decade.

Consumer-to-Consumer Segment Update

Change y-o-y	Late March -Early April	April	May
Total transactions	~ -30%	-21%	-7%
Digital money transfer transactions	~ 50%	77%	99%

“We are encouraged that our money transfer transaction trends continue to improve as the disruptive effect of COVID-19 appears to be lessening,” said Western Union President and CEO Hikmet Ersek. “Importantly, the strong growth we are seeing in our digital business is especially impressive given that our digital money transfer business was already over $600 million of revenue in 2019, and it confirms that our digitally focused growth strategy is positioning us well for the future.”

Additional Commentary on Q2 Business Trends

•Within digital trends,  westernunion.com transactions increased 39% in April and 51% in May.

•Across the majority of the top send markets for the C2C segment,  transaction trends improved from April to May.

•Digital money transfer transactions accounted for approximately 30% of C2C transactions in April and May.

•The Company will provide its next business update with the normally scheduled second quarter results expected to be in early August.

Conference Presentation

Also, as previously announced, Western Union CFO, Raj Agrawal, will present virtually today at Bank of America’s Global Technology Conference at 3:15 p.m. Pacific time. Mr. Agrawal will discuss the Company’s growth strategy and second quarter trends through the end of May.

Investors and interested parties will be able to listen to the investor presentation via webcast from http://www.westernunion.com, under the investor relations section. The archived webcast will be available approximately one hour after the conclusion of the presentation.

About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability. As of March 31, 2020, our network included over 550,000 retail agent locations offering our branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2019, is available in over 75 countries, plus additional territories, to move money around the world. With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

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Contacts:

Media Relations:

Pia De Lima

+1 (954) 260-5732

Pia.DeLima@westernunion.com

Investor Relations:

Brendan Metrano

+1(720) 332-8089

Brendan.Metrano@westernunion.com